Exhibit 5.1

CARROLL LEGAL LLC

1449 Wynkoop Street

Suite 507

Denver, CO 80202

May 16, 2025

Auddia Inc.

1680 38th Street, Suite 130

Boulder, CO 80301

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the registration of the resale of up to 5,000,000 shares (the “Shares”) of the common stock, par value $0.001 per share (the “Common Stock”) which may be issued and sold by Auddia Inc., a Delaware corporation (the “Company”) to White Lion Capital, LLC (the “Selling Stockholder”) pursuant to the terms of that certain common stock purchase agreement, dated November 25, 2024, by and between the Company and the Selling Stockholder (the “Purchase Agreement”), consisting of certain shares of Common Stock (the “ELOC Shares”) that the Company may issue and sell to the Selling Stockholder under the Purchase Agreement from time-to-time.

In connection herewith, we have examined the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Certificate of Incorporation and Bylaws (both as amended to date), and such other records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed.

In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and certificates and statements of appropriate representatives of the Company.

Based on the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth below, we are of the opinion that the ELOC Shares, when sold, paid for and issued pursuant to the Purchase Agreement and upon receipt of payment of the purchase price thereof in accordance with the terms of the Purchase Agreement, and in the manner contemplated by the Registration Statement, will be duly and validly issued, fully paid and non-assessable.

Our opinions herein reflect only the application of the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours truly,

CARROLL LEGAL LLC

By: /s/ James H. Carroll

Name: James H. Carroll

Title: Managing Member